Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statements (Form S-8 Nos. 333-127206, 333-159805, and 333-186085) pertaining to the BFC Financial Corporation 2005 Stock Incentive Plan, as amended;

2)	Registration Statement (Form S-8 No. 333-12543) pertaining to the BFC Financial Corporation Stock Option Plan; and
3)	Registration Statement (Form S-4 No. 333-190036) of BFC Financial Corporation;

of our report dated March 28, 2012, with respect to the consolidated financial statements of Bluegreen Corporation included in the BFC Financial Corporation Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Certified Public Accountants

Boca Raton, Florida
March 17, 2014